   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997
                                                       REGISTRATION NO. 333-

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- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                        HEARST-ARGYLE TELEVISION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              74-2717523
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

          888 SEVENTH AVENUE                       DEAN H. BLYTHE
       NEW YORK, NEW YORK 10106          VICE PRESIDENT AND GENERAL COUNSEL
            (212) 649-2000                 HEARST-ARGYLE TELEVISION, INC.
   (ADDRESS, INCLUDING ZIP CODE, AND             888 SEVENTH AVENUE
               TELEPHONE                      NEW YORK, NEW YORK 10106
    NUMBER, INCLUDING AREA CODE, OF                (212) 649-2000
   REGISTRANT'S PRINCIPAL EXECUTIVE      (NAME, ADDRESS, INCLUDING ZIP CODE,
               OFFICES)                 AND TELEPHONE NUMBER, INCLUDING AREA
                                             CODE, OF AGENT FOR SERVICE)

                               ----------------
                                WITH COPIES TO:
            GUY KERR, ESQ.                      STEVEN A. HOBBS, ESQ.
      LOCKE PURNELL RAIN HARRELL                   ROGERS & WELLS
     (A PROFESSIONAL CORPORATION)                  200 PARK AVENUE
     2200 ROSS AVENUE, SUITE 2200           NEW YORK, NEW YORK 10166-0153
       DALLAS, TEXAS 75201-6776                    (212) 878-8000
            (214) 740-8000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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
                                                           PROPOSED MAXIMUM
                                         PROPOSED MAXIMUM     AGGREGATE
                          AMOUNT TO BE       OFFERING          OFFERING        AMOUNT OF
                           REGISTERED    PRICE PER UNIT(1)     PRICE(1)     REGISTRATION FEE
- --------------------------------------------------------------------------------------------
Series A Common Stock,
 $.01 par value per
 share................. 4,599,260 shares      $28.00         $128,779,280      $39,020.12
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the reported high and low sales prices of the Series A Common Stock of the Registrant on the Nasdaq National Market on August 28, 1997.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997.

PROSPECTUS

                         HEARST-ARGYLE TELEVISION, INC.

                   4,599,260 SHARES OF SERIES A COMMON STOCK

  This Prospectus relates to 4,599,260 shares (the "Shares") of Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"). The Company is the successor to the combined operations of Argyle Television, Inc, a Delaware corporation ("Argyle"), and the television broadcast group of The Hearst Corporation, a Delaware corporation ("Hearst"), pursuant to a merger transaction that was consummated on August 29, 1997 (the "Hearst Transaction"). In the Hearst Transaction, Hearst contributed its television broadcast group to Argyle and merged a wholly-owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation renamed "Hearst-Argyle Television, Inc." See "The Company."

  This Prospectus relates to Shares that may be offered from time to time for the account of certain selling stockholders (the "Selling Stockholders") who acquired shares of Series A Common Stock in the Hearst Transaction. See "Selling Stockholders." The Company has agreed to register the Shares offered hereunder and to pay the expenses of such registration. Such expenses, including legal and accounting fees, are estimated to be $120,000. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares offered hereby. See "Use of Proceeds."

  The Selling Stockholders may sell the Shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market, in negotiated transactions, in combinations of such transactions, or otherwise. The Selling Stockholders may effect such transactions by selling shares of Series A Common Stock directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If and to the extent required, specific information regarding any sale transaction will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

  The Company's Series A Common Stock is quoted on the Nasdaq National Market under the symbol "HATV." On August 29, 1997, the closing sales price of the Series A Common Stock, as reported on the Nasdaq National Market, was $28.00 per share.

                                 ------------

  PROSPECTIVE PURCHASERS OF THE SERIES A COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 3 HEREIN.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

               The date of this Prospectus is September  , 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials may also be inspected and copied at the offices of the Nasdaq Stock Market, Inc. Listing Section, 1735 K Street, N.W., Washington, D.C. 20006, where copies may be obtained at prescribed rates. Copies of reports, proxy statements and other information electronically filed with the Commission by the Company may be inspected by accessing the Commission's World Wide Web site at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. A copy of the Registration Statement and the exhibits and schedules thereto may be examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 0-27000) pursuant to the Exchange Act are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) Current Report on Form 8-K dated January 31, 1997, filed on February 14, 1997, as amended by Current Report on Form 8-K/A dated January 31, 1997, filed on April 15, 1997; (v) Proxy Statement/Prospectus filed on July 31, 1997; (vi) Form 8-A/A filed on September 5, 1997; and (vii) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106, Attention: Corporate Secretary (tel. (212) 649-2000).

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                 RISK FACTORS

  The following risk factors should be considered carefully by prospective purchasers of the Shares. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus.

RELIANCE ON ABC TELEVISION NETWORK

  Nine of the 12 television stations owned by the Company as of the date of this Prospectus are ABC affiliates. On a pro forma basis, these nine stations would have accounted for approximately 73% of the combined revenues and approximately 76% of the combined broadcast cash flow of Argyle and the television broadcast group of Hearst (the "Hearst Broadcast Group"), which was contributed to Argyle in connection with the Hearst Transaction, for the year ended December 31, 1996. The television viewership levels for each of these stations are materially dependent upon network programming. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Each of these stations is a party to a network affiliation agreement giving such station the right to rebroadcast programs transmitted by the network. Five of the six television stations contributed to the Company by Hearst are affiliated with the ABC network. The term of each of the Hearst Broadcast Group's affiliation agreements with ABC is two years, renewable for successive two-year periods, and each affiliation agreement is subject to cancellation by either party upon six months notice to the other party, except with respect to WTAE-TV in Pittsburgh, Pennsylvania. In WTAE's case, the affiliation agreement is not subject to cancellation on six months notice, and the term of the affiliation agreement will be successively renewed unless either party gives the other notice of non-renewal six months prior to the end of the then current term. Regarding WBAL-TV, the NBC affiliate in Baltimore, Maryland, the term of the affiliation agreement is a period of seven years and is subject to successive three-year renewals unless either party gives the other notice of non-renewal 12 months prior to the end of the then current term. Each network, including ABC, has the right to terminate its affiliation agreement in the event of a material breach of such agreement by a station and in certain other circumstances. In 1994, negotiations commenced to revise Hearst's ABC affiliation agreements to provide, among other things, for 10-year terms and increased compensation. Such agreements are still in the process of negotiation and documentation and have not been finalized, although the Company is receiving its increased compensation. Although the Company expects to continue to be able to renew its network affiliation agreements, no assurance can be given that such renewals will be obtained on as favorable terms or at all. As a result, a material decline in ABC's ratings or the termination or non-renewal of the network affiliation agreements with ABC could have a material adverse effect on the Company.

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF ECONOMIC CONDITIONS

  Since the Company is significantly dependent upon sales of advertising for its revenues (on a pro forma basis, giving effect to the Hearst Transaction, approximately 92% of the Company's revenues for the year ended December 31,
1996), operating results of the Company, are and will be affected by the relative popularity of its programming, the activities of competitors, the availability of alternative advertising media and cyclical changes in the national economy, as well as by regional economic conditions in each of the markets in which its stations operate, particularly as such conditions may affect advertising expenditures. In addition, the advertising revenues of the stations generally are highest in the second and fourth quarter of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. Additionally, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices and demand for advertising time in Olympic broadcasts. Proposals have been advanced in Congress to require television broadcast stations to provide advertising time to political candidates at no charge, which would eliminate in whole or in part advertising revenues from political candidates. Such political advertising revenues comprised 5.1% of the Company's 1996 pro forma total revenues.

CONTROL BY MAJORITY STOCKHOLDER; COMPETITIVE AND OPERATIONS IMPACT; CONFLICTS OF INTEREST

  Hearst currently owns in excess of 80% of the outstanding shares of all series of common stock of the Company and, by virtue of its ownership of 100% of the Series B Common Stock, is entitled to elect as a class all but two members of the Board of Directors of the Company. As a result, Hearst is able to control substantially all actions to be taken by the Company's stockholders, and also is able to maintain control over the operations and business of the Company. This control, as well as certain provisions of the Company's Amended and Restated Certificate of Incorporation and Delaware law, may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company. See "Description of Capital Stock."

  In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, the interests of the Company, particularly with respect to new business opportunities and future acquisitions. Under the Amended and Restated Merger Agreement dated as of March 26, 1997, among Hearst, Argyle and certain wholly-owned subsidiaries of Hearst (the "Merger Agreement"), Hearst and the Company have agreed that, without the prior written consent of the other, neither the Company, on the one hand, nor Hearst, on the other hand, will make any acquisition or purchase any assets if such an acquisition or purchase by one party would require the other party to divest or otherwise dispose of any of its assets because of regulatory or other legal prohibitions. As a result, under current law and given newspaper properties Hearst currently owns, the Company would be precluded, without Hearst's consent (and even with Hearst's consent, only if Hearst were to agree to sell newspapers in the corresponding markets), from acquiring television broadcast stations in Albany, New York; Flint--Saginaw--Bay City, Michigan; Beaumont, Texas; Houston, Texas; Laredo, Texas; Lubbock, Texas; Odessa-Midland, Texas; San Antonio, Texas; San Francisco, California; Seattle, Washington; and St. Louis, Missouri. A proposal to eliminate the rule banning newspaper-television cross-ownership in the same market has been introduced in Congress. The Federal Communications Commission (the "FCC") separately has been asked to consider altering the cross-ownership rule. Whether these proposals will be enacted into law is unknown at this time. Additionally, Hearst is not precluded from purchasing newspapers or other assets in other markets, the ownership of which assets by Hearst could preclude, under FCC rules, the Company from owning television stations in such markets in the future.

  Hearst and the Company also have ongoing relationships that may create situations where the interests of the two parties could conflict. As conditions under the Merger Agreement, Hearst and the Company entered into a series of agreements with each other, including a Management Agreement (whereby the Company provides certain management services, such as sales, news, programming and financial and accounting management services, with respect to certain Hearst owned or operated television and radio stations), an Option Agreement (whereby Hearst has granted Hearst-Argyle an option to acquire certain Hearst owned or operated television stations, as well as a right of first refusal with respect to another television station if Hearst proposes to sell such station within 36 months of its acquisition), a Studio Lease Agreement (whereby Hearst leases from the Company certain premises for Hearst's radio broadcast stations), a Tax Sharing Agreement (whereby Hearst and the Company have established the sharing of federal, state and local taxes after the Company became part of the consolidated tax return of Hearst) and a Name License Agreement (whereby Hearst permits the Company to use the Hearst name in connection with the Hearst-Argyle name and operation of its business). In addition, Hearst and the Company entered into a Services Agreement (whereby Hearst provides the Company certain administrative services such as accounting, financial, legal, tax, insurance, data processing and employee benefits). The Company believes that the terms of all these agreements are reasonable to both sides; there can be no assurance, however, that more favorable terms would not be available from third parties where applicable.

TELEVISION INDUSTRY COMPETITION AND TECHNOLOGY

  The television broadcast industry is highly competitive. Some of the stations that compete with the Company's stations are owned and operated by large national or regional companies that have greater resources, including financial resources, than the Company. Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services and home video rentals have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the aggregate viewership of the major networks has declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase the Company's programming costs or impair its ability to acquire programming. In addition, new television networks such as United Paramount Network ("UPN") and the WB Network have created additional competition. The FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. Implementation of DTV is expected to impose additional costs that are higher than normal on television stations providing the new service, due to increased equipment costs and possible spectrum-related fees. While the Company cannot predict the implementation costs of DTV, these costs are expected to be significant. The Company cannot predict the effect the authorization of DTV service will have on the business of the Company.

  In addition to competing with other media outlets for audience share, the Company's stations also compete for advertising revenues, their primary source of revenues. The stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, the Internet and local cable systems. The stations are located in highly competitive markets. Accordingly, the Company's results of operations will be dependent upon the ability of each of its stations to compete successfully for advertising revenues in its market, and there can be no assurance that any one of these stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of the Company's competitors have, or may in the future obtain, greater resources than the Company, the Company's ability to compete successfully in its broadcasting markets may be impeded.

REGULATORY MATTERS

  FCC Licenses. The television operations of the Company are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), most recently amended further by the Telecommunications Act of 1996 (the "Telecommunications Act"). Approval of the FCC is required for the issuance, renewal and transfer or assignment of television station operating licenses. In particular, the Company is dependent upon its continuing ability to maintain broadcasting licenses from the FCC. License renewals filed after 1996 customarily will be granted for terms of eight years. While broadcast licenses are typically renewed by the FCC, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for eight-year periods. The non-renewal or revocation of one or more of the FCC licenses held by the Company could have a material adverse effect on the operations of the Company. Further, the Communications Act and FCC rules restrict alien ownership and voting of the capital stock of, and participation in the affairs of, the Company.

  Common Ownership. The rules of the FCC include restrictions on the common ownership or control of interests in television stations and certain other media interests in the same market, including television and radio broadcast stations, as well as cable television systems and English language daily newspapers. In addition, no party is permitted to hold an attributable interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations. If an acquisition results in an acquiror having holdings that conflict with the common ownership rules, divestiture of one of the common interests is generally required. The FCC may, in certain cases, grant permanent waivers of such common ownership. The FCC, however, generally only grants temporary waivers of common ownership in order to afford the acquiror a reasonable period of time following the consummation of the acquisition to comply with the applicable law and regulations through disposition of one of the common interests. The Hearst Transaction resulted in the following combinations prohibited by the FCC's "television duopoly rule" (which generally proscribes the common ownership of two or more stations with overlapping signal contours): (i) Argyle's WNAC-TV (Providence, Rhode Island) and Hearst's WCVB-TV (Boston, Massachusetts) and
(ii) Argyle's

WLWT-TV (Cincinnati, Ohio) and Hearst's WDTN-TV (Dayton, Ohio). On July 15, 1997, the FCC approved the Hearst Transaction and granted a six-month temporary waiver of its television duopoly rule, permitting the Company during the waiver period to own television stations with overlapping signals. Under this waiver, the Company is required to file applications with the FCC for consent to divest WNAC and WDTN within six months of the consummation of the Hearst Transaction. A letter of intent has been signed to divest WNAC, and the Company currently is negotiating with a third party to divest WDTN. There can be no assurance that the WNAC divestiture will be completed, or that the current WDTN negotiations will result in an agreement to divest WDTN. If such divestitures do not occur within the near future, subsequently obtaining a buyer for each of the stations to be divested within the six-month waiver period granted by the FCC could result in the receipt of a price that is less than could be obtained for such stations if the Company were not forced to sell the stations within that time frame.

  Restrictions on Broadcast Advertising. Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congress and the FCC are currently examining proposals that, if adopted, would eliminate or severely restrict the advertising of hard liquor, as well as beer and wine. The adoption of such proposals could have an adverse impact on the revenues of the Company. No prediction can be made as to whether any or all of the present proposals will be enacted into law.

  Proposed Regulations. Among the proposed regulations under consideration by the FCC in determining whether impermissible cross-ownership exists under its television duopoly rule (described above), is a proposal to deem as attributable certain television local marketing agreements (the "LMAs") and, if deemed attributable, the extent to which currently effective agreements of this type should be exempted from any new FCC rules. Such attribution under the television duopoly rule, as such rule may be modified, could have a material adverse effect on the Joint Marketing and Programming Agreement between the Company and Clear Channel relating to WNAC (Providence, Rhode Island) and the Programming Services and Time Brokerage Agreement between Hearst and the licensee of KCWB-TV (Kansas City, Missouri). If the FCC's ultimate decision were to disfavor the continued validity of such joint operating agreements or LMA's, then these agreements, in the worst case scenario, might be required to be terminated.

  The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect the operation and ownership of the Company. The FCC has not yet fully implemented the Telecommunications Act. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

RISKS ASSOCIATED WITH EXPANSION, INTEGRATION OF THE COMBINED OPERATIONS; SIGNIFICANT UNCERTAINTIES

  As a result of the Hearst Transaction, the Company has experienced significant expansion, including expansion into new markets in which neither Argyle nor the Hearst Broadcast Group previously operated prior to the Hearst Transaction. As a result, the Company's management will be required to manage a substantially larger number of television stations than historically has been the case. There can be no assurance that the Company will be able to implement effectively the organizational and operational systems necessary for optimal management and integration of its newly expanded group of television stations or any television stations to be acquired in the future, or that the Company will be able to manage its growth successfully. In addition, the management of the Company is evaluating, and will continue to evaluate, the nature and scope of its operations and various short-term and long-term strategic considerations, and will assess to what extent integration, consolidation or other modification of the two separate businesses is appropriate following the Hearst Transaction. Many operational and strategic decisions with respect to the combined company have not yet been made. Significant uncertainties and risks relating to the Hearst Transaction and the integration of the combined operations may exist and, therefore, it is difficult to predict or quantify the impact of such decisions on the results of operations and financial condition of the Company.

                                  THE COMPANY

  The Company owns or manages 15 television stations reaching approximately 11.6% of U.S. television households. The Company is the largest "pure play" publicly owned television broadcast company in the U.S. and is the third-largest, non-network owned television group in terms of audience delivered. Formed as a Delaware corporation in 1994 under the name "Argyle Television, Inc.," the Company is the successor to the combined operations of Argyle and the television broadcast group of Hearst pursuant to a merger transaction that was consummated on August 29, 1997. In that transaction, Hearst contributed its television broadcast group to Argyle and merged a wholly-owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed "Hearst-Argyle Television, Inc.").

  The Company owns 12 television stations and manages three additional television stations and two radio stations that are owned or operated by Hearst. The Company has an option to acquire one of the managed television stations and Hearst's interests in another of the managed television stations, and has a right of first refusal with respect to the third managed television station. Under FCC regulations, the Company must divest two of its television stations (WNAC in Providence, Rhode Island; and WDTN in Dayton, Ohio). A letter of intent has been signed for the divestiture of WNAC, and the Company is negotiating with a third party for the divestiture of WDTN.

                                                                          PERCENTAGE
                                              YEAR                          OF U.S.
                          MARKET            ACQUIRED   NETWORK            TELEVISION
         MARKET           RANK(1)  STATION  /MANAGED AFFILIATION CHANNEL HOUSEHOLDS(2)
         ------           ------- --------- -------- ----------- ------- -------------
Boston, MA..............      6     WCVB      1986       ABC          5       2.22%
Tampa, FL(3)............     15     WWWB      1996       WB          32       1.46%
Pittsburgh, PA..........     19     WTAE      1958       ABC          4       1.19%
Baltimore, MD...........     23     WBAL      1948       NBC         11       1.02%
Cincinnati, OH..........     30     WLWT      1997       NBC          5       0.83%
Milwaukee, WI...........     31     WISN      1954       ABC         12       0.81%
Kansas City, MO.........     32     KMBC      1982       ABC          9       0.81%
Kansas City, MO(3)(4)...     32     KCWB      1996       WB          29        ***
Oklahoma City, OK.......     43     KOCO      1997       ABC          5       0.61%
West Palm Beach, FL(3)..     44     WPBF      1997       ABC         25       0.61%
Providence, RI(5)(6)....     47     WNAC      1995       FOX         64       0.58%
Dayton, OH(5)...........     53     WDTN      1981       ABC          2       0.52%
Honolulu, HI............     69     KITV      1995       ABC          4       0.40%
Jackson, MS.............     90     WAPT      1995       ABC         16       0.31%
Fort Smith/Fayetteville,
 AR.....................    118   KHBS/KHOG   1996     ABC/ABC    40/29       0.22%
                                                                             -----
 Total..................                                                     11.59%
                                                                             =====

- --------
(1) Market rank is based on the relative size of the Designated Market Area (defined by A.C. Nielsen Co. ("Nielsen") as geographic markets for the sale of national "spot" and local advertising time) ("DMA") among the 211 generally recognized DMAs in the U.S., based on Nielsen estimates for the 1996-97 season.
(2) Based on Nielsen estimates for the 1996-97 season.
(3) WWWB-TV and WPBF-TV are managed by the Company under a management agreement with Hearst and will continue to be owned by Hearst. In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Missouri LMA
    (as defined below) with KCWB.
(4) Hearst has a Program Services and Time Brokerage Agreement (or the "Missouri LMA") with KCWB-TV, Inc., the permittee of KCWB. KCWB holds a construction permit authorizing it to operate on Channel 32. Due to a lack of available tower sites within the useable area for Channel 32, however, KCWB is presently operating on Channel 29 pursuant to a Special Temporary Authorization ("STA") granted by the FCC. KCWB is awaiting an FCC decision on its proposal to permanently change the operating channel of the station from Channel 32 to Channel 29. KCWB has pending an application to authorize its permanent operation on Channel 29. KCWB's STA expires on September 29, 1997 and may be renewed at the FCC's discretion for periods of six months. The STA has already been renewed once. The Company anticipates that the FCC will ultimately license KCWB to operate on Channel 29. However, there can be no assurance that this will occur.
(5) WNAC-TV's (Providence, RI) broadcast signal overlaps with WCVB-TV's (Boston, MA) broadcast signal, and WDTN-TV's (Dayton, OH) broadcast signal overlaps with WLWT-TV's (Cincinnati, OH) broadcast signal. Under FCC rules, a single entity cannot own stations with overlapping signals. The Company will divest WNAC and WDTN.
(6) Subject to a Joint Marketing and Programming Agreement with Clear Channel Communications, Inc., licensee of WPRI-TV, the CBS affiliate in Providence, RI. The Company has entered into a letter of intent to divest WNAC.

  As a result of the Hearst Transaction, Hearst currently owns in excess of 80% of the common stock of the Company in the form of shares of Series B Common Stock, which gives Hearst the right to elect nine of the 11 members of the Company's Board of Directors. The remaining common stock of the Company is in the form of Series A Common Stock, which is quoted on the Nasdaq National Market under the symbol "HATV."

  The principal executive offices of the Company are located at 888 Seventh Avenue, New York, New York 10106; its telephone number is 212-649-2000.

                             SELLING STOCKHOLDERS

  The Selling Stockholders are former partners of Argyle Television Investors, L.P. ("ATI"), Argyle Television Partners, L.P. ("ATP") or certain other affiliated entities (ATI, ATP and such other entities are herein called the "Deemed Affiliates") who acquired the Shares covered by this Prospectus in exchange for shares of Argyle common stock. At the time the Hearst Transaction was submitted to a vote of the Argyle stockholders, the Deemed Affiliates held shares of Argyle common stock which, pursuant to previously adopted plans of liquidation, were distributed to the Selling Stockholders prior to consummation of the Hearst Transaction and thereafter exchanged for the Shares covered by this Prospectus. Under applicable federal securities laws, the Shares acquired by the Selling Stockholders may be resold only pursuant to an effective registration statement, in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. To facilitate the resale of the Shares by the Selling Stockholders, the Company is registering the Shares pursuant to the Registration Statement of which this Prospectus is a part. In addition, all of the Shares registered hereby are subject to certain registration rights with respect to firm commitment underwritings.

  The following table sets forth certain information as of August 29, 1997 with respect to the Series A Common Stock beneficially owned by the Selling Stockholders.

                           NUMBER OF             BEFORE OFFERING AFTER OFFERING
                             SHARES     NUMBER    PERCENTAGE OF   PERCENTAGE OF
    NAME AND ADDRESS      BENEFICIALLY OF SHARES    SERIES A        SERIES A
    OF STOCKHOLDERS         OWNED(1)    OFFERED   COMMON STOCK   COMMON STOCK(2)
    ----------------      ------------ --------- --------------- ---------------
Bob Marbut(3)(4)
200 Concord Plaza
San Antonio, Texas 78216    957,810     941,514       11.5%              *
Blake Byrne(5)
1515 Skylark Lane
Los Angeles, California
90069                       603,082     598,822        7.3%              *
Ibra Morales(4)(6)
2000 Broadway, PH1A
New York, New York 10023    198,346     183,448        2.4%              *
Harry T. Hawks(4)
11 Greenbriar Lane
Greenwich, Connecticut
06831                       108,897     104,648        1.3%              *
Robert J. Owen
208 Morningside Drive
San Antonio, Texas 78209     29,948      29,948          *             -0-
Caroline Williams(3)
417 Park Avenue
New York, New York 10022     37,644       8,266          *               *
Abdul Wahab S. AlBabtain
Alawad Limited
c/o Ian M. Barber
P. O. Box 4488
Homosassa Springs,
Florida 34447               210,730     210,730        2.5%            -0-
Richard J. Bodorff(7)
Wiley, Rein & Fielding
1776 K Street, N.W.
Washington, D.C. 20006        1,756       1,756          *             -0-

                           NUMBER OF             BEFORE OFFERING AFTER OFFERING
                             SHARES     NUMBER    PERCENTAGE OF   PERCENTAGE OF
    NAME AND ADDRESS      BENEFICIALLY OF SHARES    SERIES A        SERIES A
    OF STOCKHOLDERS         OWNED(1)    OFFERED   COMMON STOCK   COMMON STOCK(2)
    ----------------      ------------ --------- --------------- ---------------
Gregory J. Chachas
Family
Spendthrift Revocable
Trust
174 Dorchester Drive
Salt Lake City, Utah
84103                         3,512       3,512          *             -0-
DBS Properties, Ltd.
c/o Barshop Ventures,
 Inc.
112 East Pecan Street
Suite 1440
San Antonio, Texas 78205     14,048      14,048          *             -0-
Richard Gallant
110 River Street
P. O. Box 720
Wolfeboro Falls, New
Hampshire
03896-0720                    3,512       3,512          *             -0-
Crescent Mach I
Partners, L.P.
c/o Mark Gold
Trust Co. of the West
200 Park Avenue, Suite
2200
New York, New York 10166    140,487     140,487        1.7%            -0-
James E. Beloyianis
45 Gramercy Park, #10B
New York, New York 10010      7,024       7,024          *             -0-
BMO Financial, Inv.(8)
c/o Tom Calder
430 Park Avenue, 15th
Floor
New York, New York 10022    203,837     203,837        2.5%            -0-
John G. & Diane
Chachas(9)
211 Central Park West
Apt. 7J
New York, New York 10024      3,512       3,512          *             -0-
Patricia A. Deans(10)
Chase Securities, Inc.
270 Park Avenue, 5th
Floor
New York, New York 10017      1,756       1,756          *             -0-
Joel H. Glasky(10)
215 East 79th Street
New York, New York 10021      2,066       2,066          *             -0-
GALP-Forest Associates
c/o Robert B. Goldfarb
5 Two Mile Road
P. O. Box 945
Farmington, Connecticut
06034                        52,682      52,682          *             -0-

                           NUMBER OF             BEFORE OFFERING AFTER OFFERING
                             SHARES     NUMBER    PERCENTAGE OF   PERCENTAGE OF
    NAME AND ADDRESS      BENEFICIALLY OF SHARES    SERIES A        SERIES A
    OF STOCKHOLDERS         OWNED(1)    OFFERED   COMMON STOCK   COMMON STOCK(2)
    ----------------      ------------ --------- --------------- ---------------
Stewart M. Johnson
550 Eldon Road
San Antonio, Texas 78209       7,024       7,024         *             -0-
Credit Suisse First
Boston(11)
Fund Investment 1994,
L.P.
c/o John Carroll
11 Madison Avenue
New York, New York
10010-3629                    42,146      42,146         *             -0-
Andrew J. Einhorn(10)
4256 Laurel Ridge Drive
Allison Park,
Pennsylvania 15101             1,756       1,756         *             -0-
David R. Goddard
320 Strawberry Hill
Avenue
Unit 43
Stamford, Connecticut
06902                          2,066       2,066         *             -0-
Chase Manhattan
Investment
Holdings, L.P.(12)
c/o Mike Hannon
380 Madison Avenue, 12th
Floor
New York, New York 10017   1,157,302   1,157,302      14.0%            -0-
The S. G. Kale Family
Trust(13)
124 West 60th Street,
Apt. 24M
New York, New York 10023       2,066       2,066         *             -0-
Victor Markowicz
Irrevocable
Trust 1990
c/o Martin Jaffe
7 Holly Lane
Rye Brook, New York
10573                         17,560      17,560         *             -0-
Chad A. Leat
43 Fifth Avenue, #7S
New York, New York 10003       1,756       1,756         *             -0-
Edson Mitchell
255 Fox Chase Road
Chester, New Jersey
07930                         35,121      35,121         *             -0-
Gordon Paris
Toronto Dominion
31 West 52nd Street,
22nd Floor
New York, New York 10019       7,024       7,024         *             -0-
Cornerstone Capital,
Inc.(14)
16 Cobblefield Drive
Mendham, New Jersey
07945                         81,655      49,170         *               *

                           NUMBER OF             BEFORE OFFERING AFTER OFFERING
                             SHARES     NUMBER    PERCENTAGE OF   PERCENTAGE OF
    NAME AND ADDRESS      BENEFICIALLY OF SHARES    SERIES A        SERIES A
    OF STOCKHOLDERS         OWNED(1)    OFFERED   COMMON STOCK   COMMON STOCK(2)
    ----------------      ------------ --------- --------------- ---------------
Richard E. Wiley(7)
Wiley, Rein & Fielding
1776 K Street, N.W.
Washington, D.C. 20006        7,024       7,024          *             -0-
John Youngblood(10)
189 St. Johns Place
Brooklyn, New York 11217      2,066       2,066          *             -0-
James G. Kreissman
2000 Broadway, #17-C
New York, New York 10023     15,617       4,214          *             -0-
Barry J. C. Parker
6519 Riverview Lane
Dallas, Texas 75248          10,333      10,333          *             -0-
John C. Quale
Skadden, Arps, Slate, et
al
1440 New York Avenue, NW
Washington, D.C. 20005-
2111                          1,756       1,756          *             -0-
Louis G. Zachary, Jr.(9)
970 Park Avenue, #10-W
New York, New York 10028      3,512       3,512          *             -0-
BancOne Capital Partners
II, L.P.
150 E. Gay Street
Columbus, Ohio 43215        140,487     140,487        1.7%            -0-
Foundation Partners
 Fund, G.P.
Tampsco Enterprises,
Inc.
1034 S. Brentwood Blvd.
#1492
St. Louis, Missouri
63117                        70,243      70,243          *             -0-
Tampsco Partnership VI
Tampsco Enterprises,
Inc.
1034 S. Brentwood Blvd.
#1492
St. Louis, Missouri
63117                        77,267      77,267          *             -0-
Frederick M. R. Smith
784 Park Avenue, Apt.
18B
New York, New York 10021      7,024       7,024          *             -0-
David Yarian
5 Lafayette Road West
Princeton, New Jersey
08540                        35,121      35,121          *             -0-
Credit Suisse First
 Boston(11)
Fund Investment 1995,
 L.P.
c/o John Carroll
11 Madison Avenue
New York, New York
10010-3629                  309,071     309,071        3.7%            -0-

                           NUMBER OF             BEFORE OFFERING AFTER OFFERING
                             SHARES     NUMBER    PERCENTAGE OF   PERCENTAGE OF
    NAME AND ADDRESS      BENEFICIALLY OF SHARES    SERIES A        SERIES A
    OF STOCKHOLDERS         OWNED(1)    OFFERED   COMMON STOCK   COMMON STOCK(2)
    ----------------      ------------ --------- --------------- ---------------
S. Barshop Investment
 Ltd.
c/o Barshop Ventures,
Inc.
112 E. Pecan, Suite 1440
San Antonio, Texas 78205      35,121      35,121         *             -0-
Simon, Sarver &
 Rosenberg, P.A.
Profit Sharing Plan
F/B/O Martin Sarver
c/o Andrew Lester
Donaldson, Lufkin &
Jenrette
277 Park Avenue, 14th
Floor
New York, New York 10172       5,268       5,268         *             -0-
Paul Schupf
27 Payne Street
P. O. Box 179
Hamilton, New York 13346      56,194      56,194         *             -0-
                           ---------   ---------      ----             ---
  TOTAL:                   4,712,229   4,599,260      56.7%            1.4%
                           =========   =========      ====             ===

- --------
* Less than 1%.

(1)  Includes shares subject to options exercisable within 60 days.
(2)  Assumes the sale by Selling Stockholders of all shares offered hereby.
(3)  Indicates that such person is a director of the Company.
(4)  Indicates that such person is an executive officer of the Company.
(5)  Mr. Byrne is a former director and executive officer of Argyle.
(6)  Mr. Morales is a former director of Argyle.
(7) Member of a law firm which has provided services for the Company or its affiliates during the past three years.
(8) BMO Financial, Inv. is an affiliate of Bank of Montreal, a co-agent under the Company's prior and existing credit facility.
(9) Indicates that such person is employed by Credit Suisse First Boston or its affiliates.
(10) Indicates that such person is employed by The Chase Manhattan Bank ("Chase") or its affiliates.
(11) During the past three years, affiliates of Credit Suisse First Boston have rendered investment banking and underwriting services for the Company and its affiliates from time to time.
(12) Chase is the lead bank under the Company's existing credit facility and was the lead bank under the Company's prior credit facility. Frank A. Bennack, Jr., a director of the Company, is a director of Chase.
(13) Mr. Kale is employed by Credit Suisse First Boston or its affiliates.
(14) Cornerstone Capital, Inc. is a corporation wholly-owned by David Pulver, a director of the Company.

                             PLAN OF DISTRIBUTION

  The Selling Stockholders may sell any of the Shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq National Market in negotiated transactions, in combinations of such transactions, or otherwise. The Selling Stockholders may effect such transactions by selling Shares directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any such underwriters, dealers, brokers or agents may sell such Shares to purchasers in one or more transactions (including block transactions) on the Nasdaq National Market or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such Shares pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. A member firm of a securities exchange may be engaged to act as the Selling Stockholders' agent in the sale of Shares by the Selling Stockholders. Any underwriters, brokers, dealers and agents will receive commissions, discounts or fees from the Selling Stockholders in amounts to be negotiated prior to the sale. If and to the extent required, specific information regarding any sale transaction will be set forth in a Prospectus Supplement.

  The Selling Stockholders and any underwriters, brokers, dealers, agents or others that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning thereof under the Securities Act, and any commissions, discounts or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares offered hereby by any of the Selling Stockholders. See "Plan of Distribution."

                                 LEGAL MATTERS

  Certain legal matters relating to the Shares will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of the Selected Gannett Television Stations and the financial statements of Multimedia Entertainment, Inc., d.b.a. WLWT-TV (a subsidiary of Multimedia, Inc.) appearing in the Company's Proxy Statement/Prospectus filed on July 31, 1997 have been prepared by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The combined financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 of the Hearst Broadcast Group of The Hearst Corporation appearing in the Company's Proxy Statement/Prospectus filed on July 31, 1997 and the related financial statement schedule included elsewhere therein have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such combined financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLD-ER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
The Company................................................................   7
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  13
Use of Proceeds............................................................  14
Legal Matters..............................................................  14
Experts....................................................................  14

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                        HEARST-ARGYLE TELEVISION, INC.

                               4,599,260 SHARES
                             SERIES A COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                               SEPTEMBER  , 1997


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table indicates the expenses to be incurred in connection with the offerings described in this Registration Statement. All expenses are estimated except the Securities and Exchange Commission registration fee.

   Securities and Exchange Commission registration fee................ $ 39,020
   Accounting fees.................................................... $ 25,000
   Legal fees and expenses (including blue sky fees and expenses)..... $ 25,000
   Miscellaneous...................................................... $ 30,980
                                                                       --------
     Total............................................................ $120,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  Article Seven of the Company's Certificate of Incorporation, as amended, provides that the Company shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

  Article Eight of the Company's Certificate of Incorporation, as amended, provides that no director or former director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

  The Company maintains liability insurance insuring its officers and directors against liabilities that they may incur in such capacities, including liabilities arising under the Federal securities laws other than liabilities arising out of the filing of a registration statement with the Securities and Exchange Commission.

ITEM 16. EXHIBITS.

  The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3:

  2.1 Amended and Restated Agreement and Plan of Merger, dated as of March 26,
      1997, by and among The Hearst Corporation, HAT Merger Sub, Inc., HAT
      Contribution Sub, Inc. and Argyle Television, Inc. (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form
      S-4 (File No. 333-32487)).
  4.1 Amended and Restated Certificate of Incorporation of the Company
      (incorporated by reference to Appendix C of the Company's Registration
      Statement on Form S-4 (File No. 333-32487)).
  4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 4.2 of the Company's Form 8-A/A).
  4.3 Form of specimen certificate representing shares of Series A Common Stock
      (incorporated by reference to Exhibit 4.3 of the Company's Form 8-A/A).
  4.4 Form of Registration Rights Agreement among the Company and the Holders
      (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company's
      Registration Statement on Form S-4 (File No. 333-32487)).
  5.1 Opinion of Locke Purnell Rain Harrell (A Professional Corporation) as to legality of the securities registered hereby.
 23.1 Consent of Ernst & Young LLP.
 23.2 Consent of Deloitte & Touche LLP.
 23.3 Consent of Price Waterhouse LLP.
 23.4 Consent of Locke Purnell Rain Harrell (A Professional Corporation) (set forth in its opinion filed as Exhibit 5.1).
 24.1 Powers of attorney (set forth on the signature page(s) hereof).

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 5TH DAY OF SEPTEMBER, 1997.

                                          Hearst-Argyle Television, Inc.

                                          By:        /s/ Bob Marbut
                                              ---------------------------------
                                             BOB MARBUT CHAIRMAN OF THE BOARD
                                              AND CO-CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bob Marbut, Harry T. Hawks and Dean H. Blythe, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

           /s/ Bob Marbut              Chairman of the           September 5,
- -------------------------------------   Board and Co-Chief           1997
             BOB MARBUT                 Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ John G. Conomikes          President and Co-         September 5,
- -------------------------------------   Chief Executive              1997
          JOHN G. CONOMIKES             Officer (Principal
                                        Executive Officer)

        /s/ David J. Barrett           Executive Vice            September 5,
- -------------------------------------   President, Chief             1997
          DAVID J. BARRETT              Operating Officer
                                        and Director

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

         /s/ Harry T. Hawks             Chief Financial          September 5,
- -------------------------------------    Officer Senior Vice         1997
           HARRY T. HAWKS                President and
                                         (Principal
                                         Financial Officer)

          /s/ Teresa Lopez              Controller               September 5,
- -------------------------------------    (Principal                  1997
            TERESA LOPEZ                 Accounting Officer)

      /s/ Frank A. Bennack, Jr.         Director                 September 5,
- -------------------------------------                                1997
        FRANK A. BENNACK, JR.

         /s/ Victor F. Ganzi            Director                 September 5,
- -------------------------------------                                1997
           VICTOR F. GANZI

      /s/ George R. Hearst, Jr.         Director                 September 5,
- -------------------------------------                                1997
        GEORGE R. HEARST, JR.

      /s/ William R. Hearst III         Director                 September 5,
- -------------------------------------                                1997
        WILLIAM R. HEARST III

        /s/ Gilbert C. Maurer           Director                 September 5,
- -------------------------------------                                1997
          GILBERT C. MAURER

          /s/ David Pulver              Director                 September 5,
- -------------------------------------                                1997
            DAVID PULVER

        /s/ Virginia H. Randt           Director                 September 5,
- -------------------------------------                                1997
          VIRGINIA H. RANDT

      /s/ Caroline L. Williams          Director                 September 5,
- -------------------------------------                                1997
        CAROLINE L. WILLIAMS

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
  2.1    Amended and Restated Agreement and Plan of Merger,
         dated as of March 26, 1997, by and among The Hearst
         Corporation, HAT Merger Sub, Inc., HAT Contribution
         Sub, Inc. and Argyle Television, Inc. (incorporated by
         reference to Exhibit 2.1 of the Company's Registration
         Statement on Form S-4 (File No. 333-32487))............
  4.1    Amended and Restated Certificate of Incorporation of
         the Company (incorporated by reference to Appendix C of
         the Company's Registration Statement on Form S-4 (File
         No. 333-32487))........................................
  4.2    Amended and Restated Bylaws of the Company
         (incorporated by reference to Exhibit 4.2 of the
         Company Form 8-A/A)....................................
  4.3    Form of specimen certificate representing shares of
         Series A Common Stock (incorporated by reference to
         Exhibit 4.3 of the Company's Form 8-A/A)...............
  4.4    Form of Registration Rights Agreement among the Company
         and the Holders (incorporated by reference to Exhibit B
         to Exhibit 2.1 of the Company's Registration Statement
         on Form S-4 (File No. 333-32487))......................
  5.1    Opinion of Locke Purnell Rain Harrell (A Professional
         Corporation) as to legality of the securities
         registered hereby......................................
 23.1    Consent of Ernst & Young LLP...........................
 23.2    Consent of Deloitte & Touche LLP.......................
 23.3    Consent of Price Waterhouse LLP........................
 23.4    Consent of Locke Purnell Rain Harrell (A Professional
         Corporation) (set forth in its opinion filed as Exhibit
         5.1)...................................................
 24.1    Powers of attorney (set forth on the signature page(s)
         hereof)................................................